TENTH AMENDMENT TO LEASE AND ACKNOWLEDGMENT TO STANDARD LEASE AGREEMENT (OFFICE)

Gold Pointe Corporate Center, 11919 Foundation Place, Gold River, CA 95670

This Tenth Amendment to Standard Lease Agreement (Office) ("**Tenth Amendment**") is entered into this ____ day of March, 2019, by and between Carlsen Investments, LLC, a California limited liability company as successor in interest to Gold Pointe E, LLC, a California limited liability company ("**Landlord**") and eHealthInsurance Services, Inc., a Delaware corporation ("**Tenant**").

RECITALS:

WHEREAS, Tenant and Landlord's predecessor in interest entered into that certain Lease and Acknowledgment to Standard Lease Agreement dated June 10, 2004 ("**Original Lease**") for the premises located at 11919 Foundation Place, Gold River, California ("**Building E**") as more particularly described in the Lease ("**Premises**") which currently consists of 44,738 square feet in Building E. The Original Lease as amended is referred to herein as the "**Lease**". Landlord's predecessor in interest assigned its interest in the Lease to Landlord.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. **Premises.** The existing Premises is hereby confirmed to consist of approximately forty-four thousand, seven hundred thirty-eight (44,738) rentable square feet in Suite 100 on the first floor of the Building ("**Existing Premises**"). The Tenant has elected to expand the existing Premises to include Suite 200 on the second floor ("**Suite 200**") which is approximately 13,034 rentable square feet and Suite 290 on the second floor ("**Suite 290**") which is approximately 5,434 rentable square feet for a total of an additional approximately 18,468 rentable square feet (collectively Suite 200 and Suite 290 are the "**Expansion Premises**"). The new premises will consist of the Existing Premises of 44,738 rentable square feet and the Expansion Premises of 18,468 rentable square feet for a total of 63,206 rentable square feet (collectively the "**New Premises**"), which represents the entire Building E. The Tenant will maintain the current suite designation of "Suite 100".

2. **Lease Expiration Date and Extension of Term.** The term of the Lease is currently scheduled to expire on December 31, 2020. The Term of the Lease is hereby extended for nine (9) months, to begin on January 1, 2021 and expire on September 30, 2021. ("**Extended Term**"). Landlord will deliver Suite 200 and Suite 290 for occupancy by Tenant on or before May 1, 2019 ("**Anticipated Extended Term Lease Commencement Date**") in the same condition as exists as of the date this Tenth Amendment is signed by both Landlord and Tenant ("**Required Condition**"). Provided

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the Expansion Premises are delivered to Tenant in the Required Condition, Tenant will occupy the Expansion Space in an "As Is" condition. Landlord will not provide any tenant improvements to the Expansion Space.

3. **Monthly Base Rent**. On the date the Expansion Premises has been delivered to Tenant in the Required Condition ("Extended Term Lease Commencement Date"): (a) Tenant shall lease the Expansion Premises from Landlord on the same terms and conditions set forth in the Lease (except as modified by this Tenth Amendment); and (b) references in the Lease to the Premises shall be deemed references to the New Premises (except to the extent inconsistent with this Tenth Amendment). The Base Rent for the Existing Premises and the Expansion Premises beginning on May 1, 2019 will remain at $2.12 per square foot subject to the escalations set forth in the lease. This will result in a Base Rent schedule for the New Premises as follows:

MONTH EXTENSION TERM	DATES	MONTHLY BASE RENT PER SQUARE FOOT	MONTHLY BASE RENT
1-8	5/1/19 to 12/31/19	$2.12	$133,997.00
9-20	1/1/20 to 12/31/20	$2.17	$137,157.00
21-29	1/1/21 to 9/30/21	$2.22	$140,317.00

In the event the Expansion Premises are not delivered to Tenant in the Required Condition by May 1, 2019, then the Monthly Base Rent and Tenant's Proportionate Share of Operating Expenses for such period of unavailability shall be reduced proportionately to account for the reduced rentable square feet of the New Premises during such time.

4. **Base Year**. Effective as of the Extended Term Lease Commencement Date the "Base Year" as defined in the Lease shall remain the same as stated in the Lease.

5. **Parking**. The Tenant currently has access to 179 parking spaces located at the Building E lot and has an additional 179 spaces off-site at the Tributary Point Site (as defined in the Lease). The parking to be provided under the Lease to Tenant at no charge beginning on May 1, 2019 will be 252 spaces at the Building ("**Base Parking**"). Additionally, Landlord will continue to provide the additional 179 spaces ("**Extra Spaces**") at the Tributary Point Site at no charge. The total parking effective May 1, 2019 shall be 431 spaces at no charge to Tenant as provided herein. The Tenant's right to the Extra Spaces will expire on September 30, 2021. Parking arrangements shall be strictly monitored in a cooperative effort by Tenant and Landlord's Property Manager (currently Juno Commercial).

6. **Option to Renew**. Tenant is hereby granted one (1) option to extend the Lease one time for a five (5) year term ("**Option Term**") at the end of the Extended Term under the following terms and conditions: (i) Tenant shall provide written notice of its exercise of the Option on or before January 1, 2021, (ii) the Base Rent for year one of the Option Term (i.e. October 1, 2021 through September 30, 2022) will be $2.22 per rental square foot which will be $140,317 per month. The Base Rent for years 2 through 5 of the Option Term will be subject to an annual increase of $0.05 per rental square foot.

However, during the Option Term the allotted Parking provided to the Tenant at no charge will be the Base Parking. Landlord shall have no obligation to provide the Extra Spaces during the Option Term. The Base Year for the Option Term will be re-established as 2021. The terms of this option to renew is intended by the Parties to completely replace and supersede any such option contained in the Lease.

7. **Tenant Improvements For Option Term**. If Tenant exercise its option to renew the Lease as set forth in Section 6 above, Landlord, at Landlord's sole cost and expense shall provide a "one time" refurbishment allowance of $316,030 ($5.00 per square foot). The Parties will agree on the refurbishment to be done, including a budget and a schedule. Any additional costs for the tenant improvements caused by changes requested by Tenant after the agreement is reached or delays caused by Tenant will be paid for by Tenant.

8. **Broker/Dual Representation**. Tenant and Landlord each represent and warrant that they have not been represented by any broker or agent in connection with the negotiation or execution of this Tenth Amendment, except for Avison Young ("**Broker**") who represented both Landlord and Tenant. Landlord shall pay a commission to Broker pursuant to a separate written agreement. Tenant shall have no obligation to pay any commission in connection with this Tenth Amendment. Tenant shall indemnify and hold harmless Landlord from and against all claims (including costs of defending against and investigating such claims) of any broker, agent or similar party (other than Broker) claiming by, through or under Tenant in connection with this Tenth Amendment. Landlord shall indemnify and hold harmless Tenant from and against all claims (including costs of defending against and investigating such claims) of any broker, agent or similar party (including but not limited to Broker) claiming by, through or under Landlord in connection with this Tenth Amendment.

9. **Capitalized Terms**. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease and its amendments.

10. **Defenses**. There are no existing defenses which Tenant has against the enforcement of the Lease by Landlord, and no offsets or credits against any amounts owned by Tenant pursuant to the Lease.

11. **Inconsistencies**. This Tenth Amendment is intended to modify the Lease and shall be deemed to amend any language in the Lease or its amendments which is contrary to the provisions set forth herein. Any covenant or provision of the Lease which is not inconsistent with this Tenth Amendment shall remain in full force and effect.

12. **Counterparts.** This Tenth Amendment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument. A facsimile signature on this Tenth Amendment shall be binding as an original.

13 **Assignment**. Tenant has not made any prior assignment, hypothecation or pledge of the Lease or the rents due thereunder.

The rest of this page is intentionally left blank. Signatures are on the next page.

IN WITNESS WHEREOF, this Tenth Amendment is executed the day and year first written above.

LANDLORD:

CARLSEN INVESTMENTS, LLC,
a California limited liability company

By: ______________________
Name: James R. Carlsen
Its: Managing Member

TENANT:

eHEALTH INSURANCE SERVICES, INC.,
a Delaware corporation

By: David K. Francis
Name: David K. Francis
Its: COO
Mar 18, 2019

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